EXHIBIT 99.2

Dear Shareholder,	May 15, 2009

During my initial weeks at Charming Shoppes, I have frequently been asked about my decision to accept the chief executive position, as well as my thoughts on the opportunities for this business.

First, I view Charming Shoppes’ leading position in women's specialty plus apparel as a tremendous asset.  Women’s plus apparel is a market with strong demographic trends and opportunities. Charming Shoppes’ position in this market represents a unique niche - we are not a “me too” retailer, but rather, have a clear reason to be.  In my past consumer products experiences, a clear focus on the core customer and decision-making directed at fulfilling the needs of that customer are critical to driving improved performance. Historically, we have not fully capitalized on our core strength, but intend to do so in the future.

Second, I am pleased with Charming Shoppes’ ample liquidity position.  This liquidity will afford us the time needed to develop and implement strategies to improve our business.  Our liquidity includes year-end balances of cash, cash equivalents and available-for-sale securities of $100 million, and no borrowings outstanding on our $375 million line of credit, which is committed through July 2010. Our 1.125% $275 million convertible notes issued in April 2007 mature in 2014, and contain no financial covenants.  The conduit facilities under our asset securitization program have recently been renewed and provide funding capacity for our proprietary credit receivables program in excess of our anticipated needs through January 2010.   Despite our weak operating performance in 2008, Charming Shoppes generated positive EBITDA and cash flow from continuing operations – a foundation to build upon.

My personal goals for the very short-term include a lot of listening and gaining a detailed knowledge of our operations and practices in order to develop strategies to position us for improved operating performance for the future.

As the leader in women’s specialty plus apparel, we will be intensely focused on serving our core consumer and are committed to changing our business model to do so, and to do so more profitably.

I look forward to leading the Charming Shoppes team into the future, and would like to extend my personal thanks to Alan Rosskamm for his service as Interim Chief Executive Officer to the Company, as well as to thank the Board for its service during these difficult times and for the smooth CEO transition they have provided me.

I am especially attracted to the opportunity to grow this business over time, more fully capitalize on our leading position in its market, and ultimately, increase the value of our enterprise.  I look forward to keeping you informed of our progress.

/S/ JAMES P. FOGARTY
James P. Fogarty
President and Chief Executive Officer
Charming Shoppes, Inc.